Exhibit (h)(3)

FINAL

AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDED AND RESTATED AGREEMENT is made and entered into as of this 30th day of October, 2017, by and between STONE RIDGE TRUST, a Delaware statutory trust (the “Trust”) acting for and on behalf of each series as are currently authorized and issued by the Trust or may be authorized and issued by the Trust subsequent to the date of this Agreement (each a “Fund” and collectively the “Funds”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the Trust and USBFS made and entered into a Fund Accounting Servicing Agreement as of December 15, 2012;

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets;

WHEREAS, USBFS is, among other things, in the business of providing mutual fund accounting services to investment companies; and

WHEREAS, the Trust desires to retain USBFS to provide accounting services to each series of the Trust listed on Exhibit A hereto (as amended from time to time).

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1.	Appointment of USBFS as Fund Accountant

The Trust hereby appoints USBFS as fund accountant of the Trust on the terms and conditions set forth in this Agreement, and USBFS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of USBFS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against USBFS hereunder.

2.	Services and Duties of USBFS

USBFS shall provide the following accounting services to each Fund:

A.	Portfolio Accounting Services:

(1)	Maintain portfolio records on a trade date+1 basis using security trade information communicated from the Fund’s investment adviser.

FINAL

(2)	For each valuation date, obtain prices from a pricing source approved by the board of trustees of the Trust (the “Board of Trustees”) and apply those prices to the portfolio positions. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

(3)	Identify interest and dividend accrual balances as of each valuation date and calculate gross earnings on investments for each accounting period.

(4)	Determine gain/loss on security sales and identify them as short-term or long-term; account for periodic distributions of gains or losses to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(5)	On a daily basis, reconcile cash of the Fund with the Fund’s custodian.

(6)	As necessary, reconcile holdings and positions of the Fund with the Fund’s custodian.

(7)	Transmit a copy of the portfolio valuation to the Fund’s investment adviser daily.

(8)	Review the impact of current day’s activity on a per share basis, and review changes in market value.

B.	Expense Accrual and Payment Services:

(1)	For each valuation date, calculate the expense accrual amounts as directed by the Trust as to methodology, rate or dollar amount.

(2)	Process and record payments for Fund expenses upon receipt of written authorization from the Trust.

(3)	Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail, as agreed upon by USBFS and the Trust.

(4)	Provide expense accrual and payment reporting.

C.	Fund Valuation and Financial Reporting Services:

(1)	Account for Fund share purchases, sales, exchanges, transfers, dividend reinvestments, and other Fund share activity as reported by the Fund’s transfer agent on a timely basis.

(2)	Apply equalization accounting as directed by the Trust.

FINAL

(3)	Determine net investment income (earnings) for the Fund as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(4)	Maintain a general ledger and other accounts, books, and financial records for the Fund in the form as agreed upon.

(5)	Determine the net asset value of the Fund according to the accounting policies and procedures set forth in the Fund’s current prospectus.

(6)	Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund operations at such time as required by the nature and characteristics of the Fund.

(7)	Communicate to the Trust, at an agreed upon time, the per share net asset value for each valuation date.

(8)	Prepare monthly reports that document the adequacy of accounting detail to support month-end ledger balances.

(9)	Prepare monthly security transactions listings.

D.	Tax Accounting Services:

(1)	Maintain accounting records for the investment portfolio of the Fund to support the tax reporting required for “regulated investment companies” under the Internal Revenue Code of 1986, as amended (the “Code”).

(2)	Maintain tax lot detail for the Fund’s investment portfolio.

(3)	Calculate taxable gain/loss on security sales using the tax lot relief method designated by the Trust.

(4)	Provide the necessary financial information to calculate the taxable components of income and capital gains distributions to support tax reporting to the shareholders.

E.	Compliance Control Services:

(1)	Support reporting to regulatory bodies and support financial statement preparation by making the Fund’s accounting records available to the Trust, the Securities and Exchange Commission (the “SEC”), and the Fund’s independent registered public accounting firm.

FINAL

(2)	Maintain accounting records according to the 1940 Act and regulations provided thereunder.

(3)	Perform its duties hereunder in compliance with all applicable laws and regulations and provide any sub-certifications reasonably requested by the Trust in connection with any certification required of the Trust pursuant to the Sarbanes-Oxley Act of 2002 (the “SOX Act”) or any rules or regulations promulgated by the SEC thereunder, provided the same shall not be deemed to change USBFS’s standard of care as set forth herein.

(4)	In order to assist the Trust in satisfying the requirements of Rule 38a-1 under the 1940 Act (the “Rule”), USBFS will provide the Trust’s Chief Compliance Officer with reasonable access to USBFS’s fund records relating the services provided by it under this Agreement, and will provide quarterly compliance reports and related certifications regarding any Material Compliance Matter (as defined in the Rule) involving USBFS that affect or could affect the Trust.

(5)	Cooperate with the Fund’s independent registered public accounting firm and take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such firm for the expression of its opinion on the Fund’s financial statements without any qualification as to the scope of its examination.

3.	License of Data; Warranty; Termination of Rights

A.	The valuation information and evaluations being provided to the Trust by USBFS pursuant hereto (collectively, the “Data”) are being licensed, not sold, to the Trust. The Trust has a limited license to use the Data only for purposes necessary to valuing the Trust’s assets and reporting to regulatory bodies (the “License”). The Trust does not have any license nor right to use the Data for purposes beyond the intentions of this Agreement including, but not limited to, resale to other users or use to create any type of historical database. The License is non-transferable and not sub-licensable. The Trust’s right to use the Data cannot be passed to or shared with any other entity.

The Trust acknowledges the proprietary rights that USBFS and its suppliers have in the Data.

B.	THE TRUST HEREBY ACCEPTS THE DATA AS IS, WHERE IS, WITH NO WARRANTIES, EXPRESS OR IMPLIED, AS TO MERCHANTABILITY OR FITNESS FOR ANY PURPOSE OR ANY OTHER MATTER.

C.

USBFS may use different suppliers to provide Data to the Trust if USBFS’s suppliers terminate any agreement to provide Data to USBFS. USBFS may stop supplying some or all Data to the Trust if USBFS reasonably believes that the

FINAL

Trust is using the Data in violation of the License, or breaching its duties of confidentiality provided for hereunder, or if any of USBFS’s suppliers demand that the Data be withheld from the Trust. USBFS will provide notice to the Trust of any termination of provision of Data as soon as reasonably possible.

4.	Pricing of Securities

A.	For each valuation date, USBFS shall obtain prices from a pricing source recommended by USBFS and approved by the Board of Trustees and apply those prices to the portfolio positions of each Fund. For those securities where market quotations are not readily available, the Board of Trustees shall approve, in good faith, procedures for determining the fair value for such securities.

If the Trust desires to provide a price that varies from the price provided by the pricing source, the Trust shall promptly notify and supply USBFS with the price of any such security on each valuation date. All pricing changes made by the Trust will be in writing and must specifically identify the securities to be changed by CUSIP, name of security, new price or rate to be applied, and, if applicable, the time period for which the new price(s) is/are effective.

B.	In the event that the Trust at any time receives Data containing evaluations, rather than market quotations, for certain securities or certain other data related to such securities, the following provisions will apply:

(i) evaluated securities are typically complicated financial instruments. There are many methodologies (including computer-based analytical modeling and individual security evaluations) available to generate approximations of the market value of such securities, and there is significant professional disagreement about which method is best. No evaluation method, including those used by USBFS and its suppliers, may consistently generate approximations that correspond to actual “traded” prices of the securities;

(ii) methodologies used to provide the pricing portion of certain Data may rely on evaluations; however, the Trust acknowledges that there may be errors or defects in the software, databases, or methodologies generating the evaluations that may cause resultant evaluations to be inappropriate for use in certain applications; and

(iii) the Trust assumes all responsibility for edit checking, external verification of evaluations, and ultimately the appropriateness of using Data containing evaluations, regardless of any efforts made by USBFS and its suppliers in this respect. The provisions in this Section 4 shall not have any effect upon the services USBFS is required to provide or the standard of care and liability USBFS has set forth in Section 9 of this Agreement.

FINAL

5.	Changes in Accounting Procedures

Any resolution passed by the Board of Trustees that affects accounting practices and procedures under this Agreement shall be effective upon written receipt of notice by USBFS of such changes.

6.	Changes in Equipment, Systems, Etc.

USBFS reserves the right to make changes from time to time, as it deems advisable, relating to its systems, programs, rules, operating schedules and equipment, so long as such changes do not adversely affect the services provided to the Trust under this Agreement.

7.	Compensation

USBFS shall be compensated for providing the services set forth in this Agreement in accordance with the fee schedule set forth on Exhibit B hereto (as amended from time to time). USBFS shall also be reimbursed for miscellaneous expenses set forth in Exhibit B as are reasonably incurred by USBFS in performing its duties hereunder. The Trust shall pay all such fees and reimbursable expenses within 30 calendar days following receipt of the billing notice, except for any fee or expense subject to a good faith dispute. The Trust shall notify USBFS in writing within 30 calendar days following receipt of each invoice if the Trust is disputing any amounts in good faith. The Trust shall pay such disputed amounts within 10 calendar days of the day on which the parties agree to the amount to be paid. Notwithstanding anything to the contrary, amounts owed by the Trust to USBFS shall only be paid out of the assets and property of the particular Fund involved.

8.	Representations and Warranties

A.	The Trust hereby represents and warrants to USBFS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained

FINAL

all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

B.	USBFS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(1)	It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(2)	This Agreement has been duly authorized, executed and delivered by USBFS in accordance with all requisite action and constitutes a valid and legally binding obligation of USBFS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(3)	It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

9.	Standard of Care; Indemnification; Limitation of Liability

A.

USBFS shall exercise reasonable care in the performance of its duties under this Agreement. Neither USBFS nor its suppliers shall be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or any third party in connection with its duties under this Agreement, including losses resulting from mechanical breakdowns or the failure of communication or power supplies beyond USBFS’s control, except a loss arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. Notwithstanding any other provision of this Agreement, if USBFS has exercised reasonable care in the performance of its duties under this Agreement, the Trust shall indemnify and hold harmless USBFS and its suppliers from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that USBFS or its suppliers may sustain or incur or that may be asserted against USBFS or its suppliers by any person arising out of or related to (X) any action

FINAL

taken or omitted to be taken by it in performing the services hereunder: (i) in accordance with the foregoing standards; or (ii) in reliance upon any written or oral instruction provided to USBFS by any duly authorized officer of the Trust, as approved by the Board of Trustees of the Trust; or (Y) the Data, or any information, service, report, analysis or publication derived therefrom, except for any and all claims, demands, losses, expenses, and liabilities arising out of or relating to USBFS’s refusal or failure to comply with the terms of this Agreement or from its bad faith, negligence or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of the Trust, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “USBFS” shall include USBFS’s directors, officers and employees.

The Trust acknowledges that the Data are intended for use as an aid to institutional investors, registered brokers or professionals of similar sophistication in making informed judgments concerning securities. The Trust accepts responsibility for, and acknowledges it exercises its own independent judgment in, its selection of the Data, its selection of the use or intended use of such, and any results obtained. Nothing contained herein shall be deemed to be a waiver of any rights existing under applicable law for the protection of investors.

USBFS shall indemnify and hold the Trust harmless from and against any and all claims, demands, losses, expenses, and liabilities of any and every nature (including reasonable attorneys’ fees and expenses) that the Trust may sustain or incur or that may be asserted against the Trust by any person arising out of any action taken or omitted to be taken by USBFS as a result of USBFS’s refusal or failure to comply with the terms of this Agreement, or from its bad faith, negligence, or willful misconduct in the performance of its duties under this Agreement. This indemnity shall be a continuing obligation of USBFS, its successors and assigns, notwithstanding the termination of this Agreement. As used in this paragraph, the term “Trust” shall include the Trust’s trustees, officers and employees.

In the event of a mechanical breakdown or failure of communication or power supplies beyond its control, USBFS shall take all reasonable steps to minimize service interruptions for any period that such interruption continues. USBFS shall as promptly as possible under the circumstances notify the Trust in the event of any service interruption that materially impacts USBFS’ services under this Agreement. USBFS will make every reasonable effort to restore any lost or damaged data and correct any errors resulting from such a breakdown at the expense of USBFS as soon as practicable. USBFS agrees that it shall, at all times, have reasonable business continuity and disaster recovery contingency plans with appropriate parties, making reasonable provision for emergency use of electrical data processing equipment to the extent appropriate equipment is available. Representatives of the Trust shall be entitled to inspect USBFS’s premises and operating capabilities, books and records maintained on behalf of the Trust at any

FINAL

time during regular business hours of USBFS, upon reasonable notice to USBFS. Moreover, USBFS shall provide the Trust through the CCO Portal, at such times as the Trust may reasonably require, copies of reports rendered by independent accountants on the internal controls and procedures of USBFS relating to the services provided by USBFS under this Agreement.

Neither party to this Agreement shall be liable to the other party for consequential, special or punitive damages under any provision of this Agreement or any delay by reason of circumstances not reasonably foreseeable and beyond its reasonable control, including acts of civil or military authority, national emergencies, acts of God and any resulting power failure, insurrection, war, and riots.

Notwithstanding the above, USBFS reserves the right to reprocess and correct administrative errors at its own expense. USBFS shall promptly notify the Trust upon discovery of any material administrative error, and shall consult with the Trust about the actions it intends to take to correct the error prior to taking such actions. A “material administrative error” means any error which the Trust’s management, including its Chief Compliance Officer, would reasonably need to know to oversee Trust compliance,

B.	In order that the indemnification provisions contained in this Section 9 shall apply, it is understood that if in any case the indemnitor may be asked to indemnify or hold the indemnitee harmless, the indemnitor shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the indemnitee will use all reasonable care to notify the indemnitor promptly concerning any situation that presents or appears likely to present the probability of a claim for indemnification. The indemnitor shall have the option to defend the indemnitee against any claim that may be the subject of this indemnification. In the event that the indemnitor so elects, it will so notify the indemnitee and thereupon the indemnitor shall take over complete defense of the claim, and the indemnitee shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section 9. The indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnitor will be asked to indemnify the indemnitee except with the indemnitor’s prior written consent.

C.	The indemnity and defense provisions set forth in this Section 9 shall indefinitely survive the termination and/or assignment of this Agreement.

D.	If USBFS is acting in another capacity for the Trust pursuant to a separate agreement, nothing herein shall be deemed to relieve USBFS of any of its obligations in such other capacity.

FINAL

10.	Notification of Error

The Trust will notify USBFS of any discrepancy between USBFS and the Trust, including, but not limited to, failing to account for a security position in the Fund’s portfolio, upon the later to occur of: (i) three business days after receipt of any reports rendered by USBFS to the Trust; (ii) three business days after discovery of any error or omission not covered in the balancing or control procedure; or (iii) three business days after receiving notice from any shareholder regarding any such discrepancy.

11.	Data Necessary to Perform Services

The Trust or its agent shall furnish to USBFS the data necessary to perform the services described herein at such times and in such form as mutually agreed upon.

12.	Proprietary and Confidential Information

A.	USBFS agrees on behalf of itself and its directors, officers, and employees to treat confidentially and as proprietary information of the Trust, all records and other information relative to the Trust and prior, present, or potential shareholders of the Trust (and clients of said shareholders), and not to use such records and information for any purpose other than the performance of its responsibilities and duties hereunder, except: (i) after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where USBFS may be exposed to civil or criminal contempt proceedings for failure to comply; (ii) when requested to divulge such information by duly constituted authorities provided to the extent permitted by law, USBFS shall provide the Trust notice prior to such disclosures; or (iii) when so requested by the Trust. Records and other information which have become known to the public through no wrongful act of USBFS or any of its employees, agents or representatives, and information that was already in the possession of USBFS prior to receipt thereof from the Trust or its agent, shall not be subject to this paragraph.

B.

Further, USBFS will adhere to the privacy policies adopted by the Trust pursuant to Title V of the Gramm-Leach-Bliley Act, as may be modified from time to time. In this regard, USBFS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Trust and its shareholders. In addition, USBFS has implemented and will maintain an effective information security program reasonably designed to protect information relating to Shareholders (such information, “Personal Information”), which program includes sufficient administrative, technical and physical safeguards and written policies and procedures reasonably designed to (a) insure the security and confidentiality of such Personal Information; (b) protect against any anticipated threats or hazards to the security or integrity of such Personal Information, including identity theft; and (c) protect against unauthorized access to or use of such Personal Information that could result in substantial harm or inconvenience to the Trust or any

FINAL

Shareholder (the “Information Security Program”). The Information Security Program complies and shall comply with reasonable information security practices within the industry. Upon written request from the Trust, USBFS shall provide a written description of its Information Security Program. USBFS shall promptly notify the Trust in writing of any breach of security, misuse or misappropriation of, or unauthorized access to, (in each case, whether actual or alleged) any information of the Trust (any or all of the foregoing referred to individually and collectively for purposes of this provision as a “Security Breach”). USBFS shall promptly investigate and remedy, and bear the cost of the measures (including notification to any affected parties), if any, to address any Security Breach. USBFS shall bear the cost of the Security Breach only if USBFS is determined to be responsible for such Security Breach. In addition to, and without limiting the foregoing, USBFS promptly cooperate with the Trust or any of their affiliates’ regulators at USBFS’s expense (only if USBFS is determined to be responsible for such Security Breach) to prevent, investigate, cease or mitigate any Security Breach, including but not limited to investigating, bringing claims or actions and giving information and testimony. Notwithstanding any other provision in this Agreement, the obligations set forth in this paragraph shall survive termination of this Agreement.

USBFS will provide the Trust with certain copies of third party audit reports (e.g., SSAE 16 or SOC 1) through access to USBFS’s CCO Portal (limited to two persons) to the extent such reports are available and related to services performed or made available by USBFS under this Agreement. The Trust acknowledges and agrees that such reports are confidential and that it will not disclose such reports except to its employees and service providers who have a need to know and have agreed to obligations of confidentiality applicable to such reports.

13.	Records

USBFS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. USBFS agrees that all such records prepared or maintained by USBFS relating to the services to be performed by USBFS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

14.	Compliance with Laws

The Trust has and retains primary responsibility for all compliance matters relating to the Fund, including but not limited to compliance with the 1940 Act, the Code, the SOX Act, the USA Patriot Act of 2001 and the policies and limitations of each Fund relating to its portfolio investments as set forth in its current prospectus and statement of additional

FINAL

information. USBFS’s services hereunder shall not relieve the Trust of its responsibilities for assuring such compliance or the Board of Trustees’ oversight responsibility with respect thereto. The foregoing shall not affect USBFS’ responsibilities for compliance and related matters delegated to USBFS by the Trust as expressly provided herein. USBFS shall comply with changes to all regulatory requirements affecting its services to the Trust and shall implement any necessary modifications to the services prior to the deadline imposed, or extensions authorized by, the regulatory or other governmental body having jurisdiction for such regulatory requirements.

15.	Term of Agreement; Amendment

This Agreement may be terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties. Notwithstanding the foregoing, this Agreement may be terminated by either party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party. However, this cure period only applies to the first two such breaches of the same material term of this Agreement. The Trust may terminate this Agreement after the third such breach of the same material term of this Agreement. The foregoing shall not preclude the Trust from seeking any and all remedies available under this Agreement. This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

16.	Duties in the Event of Termination

In the event that, in connection with termination, a successor to any of USBFS’s duties or responsibilities hereunder is designated by the Trust by written notice to USBFS, USBFS will promptly, upon such termination and, except in the case of a material breach by USBFS, in which case all expenses shall be borne by USBFS, at the expense of the Trust, transfer to such successor all relevant books, records, correspondence and other data established or maintained by USBFS under this Agreement in a form reasonably acceptable to the Trust (if such form differs from the form in which USBFS has maintained the same, the Trust shall pay any reasonable expenses associated with transferring the data to such form), and will cooperate in the transfer of such duties and responsibilities, including provision for assistance from USBFS’s personnel in the establishment of books, records and other data by such successor. If no such successor is designated, then such books, records and other data shall be returned to the Trust.

17.	Assignment

This Agreement shall extend to and be binding upon the parties hereto and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by the Trust without the written consent of USBFS, or by USBFS without the written consent of the Trust accompanied by the authorization or approval of the Board of Trustees.

FINAL

18.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law principles. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the SEC thereunder.

19.	No Agency Relationship

Nothing herein contained shall be deemed to authorize or empower either party to act as agent for the other party to this Agreement, or to conduct business in the name, or for the account, of the other party to this Agreement.

20.	Services Not Exclusive

Nothing in this Agreement shall limit or restrict USBFS from providing services to other parties that are similar or identical to some or all of the services provided hereunder.

21.	Invalidity

Any provision of this Agreement that may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

22.	Notices

Any notice required or permitted to be given by either party to the other shall be in writing and shall be deemed to have been given on the date delivered personally or by courier service, or three days after sent by registered or certified mail, postage prepaid, return receipt requested, or on the date sent and confirmed received by facsimile transmission to the other party’s address set forth below:

Notice to USBFS shall be sent to:

U.S. Bancorp Fund Services, LLC

615 East Michigan Street

Milwaukee, WI 53202

Attention: President

FINAL

and notice to the Trust shall be sent to:

Stone Ridge Trust

510 Madison Avenue, 21st Floor

New York, NY 10022

Attention: General Counsel

Phone:

with a copy to:

Ropes & Gray LLP

Prudential Tower, 800 Boylston Street

Boston, MA 02199

Attention: Elizabeth J. Reza

Phone:

Fax:

23.	Multiple Originals

This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

24.	Entire Agreement

This Agreement, together with any exhibits, attachments, appendices or schedules expressly referenced herein, sets forth the sole and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements relating thereto, whether written or oral, between the parties.

25.	Trust Limitations

This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding on any of the trustees, officers or shareholders of the Trust individually, but are binding only on the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

[Signatures on the following page]

FINAL

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

STONE RIDGE TRUST on behalf of each of the Funds individually and not jointly		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Patrick Kelly	By:	/s/ Dana Armour

Name:	Patrick Kelly	Name:	Dana Armour

Title:	Treasurer	Title:	EVP

FINAL

Exhibit A to the Fund Accounting Servicing Agreement

Fund Names

Separate Series of Stone Ridge Trust

Name of Series

Elements Emerging Markets Portfolio

Elements International Portfolio

Elements International Small Cap Portfolio

Elements U.S. Portfolio

Elements U.S. Small Cap Portfolio

Stone Ridge Emerging Markets Variance Risk Premium Fund

Stone Ridge Global Equity Variance Risk Premium Master Fund

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge International Developed Markets Variance Risk Premium Fund

Stone Ridge International Variance Risk Premium Master Fund

Stone Ridge Reinsurance Risk Premium Fund

Stone Ridge U.S. Large Cap Variance Risk Premium Fund

Stone Ridge U.S. Small Cap Variance Risk Premium Fund

Stone Ridge U.S. Variance Risk Premium Master Fund